NEWS RELEASE

FOR IMMEDIATE RELEASE

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES 2025
THIRD QUARTER RESULTS, DECLARES DIVIDEND

BOSTON (October 24, 2025) - The Federal Home Loan Bank of Boston announced its preliminary, unaudited third quarter financial results for 2025, reporting net income of $66.0 million for the quarter. The Bank expects to file its quarterly report on Form 10-Q for the quarter ending September 30, 2025, with the U.S. Securities and Exchange Commission next month.

The Bank's board of directors has declared a dividend equal to an annual yield of 7.39%, the daily average of the Secured Overnight Financing Rate for the third quarter of 2025 plus 300 basis points. The dividend, based on average stock outstanding for the third quarter of 2025, will be paid on November 4, 2025. As always, dividends remain at the discretion of the board.

"An increase in net interest income contributed to FHLBank Boston’s steady financial performance in the third quarter,” said President and CEO Timothy J. Barrett. “The consistent borrowing activity and increasing utilization of the Mortgage Partnership Finance® program by members fueled our support of affordable homeownership and economic development throughout New England through our Affordable Housing Program and voluntary programs."

Third Quarter 2025 Operating Highlights

The Bank’s overall results of operations are influenced by the economy, interest rates and members' demand for advances. During the third quarter of 2025, the Federal Open Market Committee (FOMC) lowered the target range for the federal funds rate from a range of 425 to 450 basis points to a range of 400 to 425 basis points. Intermediate-term interest rates and long-term interest rates declined slightly during the quarter.

Net income increased $5.7 million to $66.0 million for the three months ended September 30, 2025, from $60.4 million for the same period of 2024. The increase in net income was primarily due to an increase of $11.1 million in net interest income after provision for credit losses, partially offset by an increase of $1.7 million in discretionary housing and community investment programs(1) expense and voluntary affordable housing program contributions, and a $1.6 million increase in operating expenses. These results led to a $7.3 million statutory contribution to the Bank's Affordable Housing Program for the quarter. The Bank made a $6.1 million contribution to our discretionary housing and community investment programs, and a voluntary contribution of $681,000 to the Affordable Housing Program for the quarter ended September 30, 2025.

Net interest income after provision for credit losses for the three months ended September 30, 2025, was $100.9 million, compared with $89.8 million for the corresponding period in 2024. The $11.1 million increase in net interest income after provision for credit losses was primarily driven by a $9.1 million decrease in mortgage-backed security net amortization and an $8.9 million favorable variance in net unrealized gains and losses on fair value hedge ineffectiveness, both of which were attributable to a significantly smaller decline in intermediate- and long-term interest rates during the quarter compared to the same quarter one year ago. In addition, our average outstanding advances, mortgage loans, and mortgage-backed securities increased $3.6 billion, $603.5 million, and $602.5 million, respectively, while average capital increased $222.9 million. Partially offsetting these increases to net interest income after provision for credit losses was the effect on earnings from average short-term interest rates that were approximately 100 basis points lower than during the same quarter one year ago.

Net interest spread was 0.27% for the three months ended September 30, 2025, an increase of 8 basis points from the same period in 2024, and net interest margin was 0.52%, unchanged from the three months ended September 30, 2024. The increase in net interest spread was primarily attributable to the increase in net interest income after provision for credit losses discussed above.

September 30, 2025 Balance-Sheet Highlights

Total assets increased $3.7 billion, or 5.2%, to $75.7 billion at September 30, 2025, up from $72.0 billion at year-end 2024. Advances totaled $42.8 billion at September 30, 2025, a decrease of $2.4 billion from year-end 2024. Total investments were $28.2 billion at September 30, 2025, an increase of $5.7 billion from $22.5 billion at the prior year end, driven primarily by growth in low-yielding short-term money market instruments held on our balance sheet to manage our liquidity position, and a $1.0 billion increase in mortgage-backed securities. Mortgage loans totaled $4.2 billion at September 30, 2025, an increase of $478.2 million from year-end 2024 as mortgage sales to the Bank increased.

Total capital at September 30, 2025, was $3.9 billion, an increase of $6.8 million from $3.9 billion at year-end 2024. During 2025, capital stock decreased by $87.6 million, primarily attributable to the decrease in advances. Total retained earnings grew to $2.0 billion during 2025, an increase of $47.3 million, or 2.5%, from December 31, 2024. Of this amount, restricted retained earnings(2) totaled $543.2 million at September 30, 2025. Accumulated other comprehensive loss totaled $207.9 million at September 30, 2025, an improvement of $47.1 million from accumulated other comprehensive loss as of December 31, 2024.

The Bank was in compliance with all regulatory capital ratios at September 30, 2025, and in the most recent information available was classified “adequately capitalized” by its regulator, the Federal Housing Finance Agency, based on the Bank's financial information at June 30, 2025.(3)

About the Bank

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to provide highly reliable wholesale funding and liquidity to its member financial institutions in New England. The Bank also develops and delivers competitively priced financial products, services, and expertise that support housing finance, community development, and economic growth, including programs targeted to lower-income households.

Contact:
Adam Coldwell
617-292-9774
adam.coldwell@fhlbboston.com

Federal Home Loan Bank of Boston
Balance Sheet Highlights
(Dollars in thousands)
(Unaudited)

	9/30/2025	6/30/2025	12/31/2024
ASSETS
Cash and due from banks	$9,930	$16,964	$5,149
Advances	42,774,048	47,167,639	45,163,175
Investments (4)	28,220,995	26,965,851	22,499,068
Mortgage loans held for portfolio, net	4,157,362	3,941,304	3,679,150
Other assets	571,632	601,816	646,424
Total assets	$75,733,967	$78,693,574	$71,992,966

LIABILITIES
Consolidated obligations, net	$70,262,933	$73,321,155	$66,738,675
Deposits	1,077,463	806,270	877,081
Other liabilities	533,936	588,559	524,365

CAPITAL
Class B capital stock	2,107,549	2,291,941	2,195,167
Retained earnings - unrestricted	1,416,765	1,404,666	1,403,455
Retained earnings - restricted (2)	543,244	530,034	509,245
Total retained earnings	1,960,009	1,934,700	1,912,700
Accumulated other comprehensive loss	(207,923)	(249,051)	(255,022)
Total capital	3,859,635	3,977,590	3,852,845
Total liabilities and capital	$75,733,967	$78,693,574	$71,992,966

Total regulatory capital-to-assets ratio	5.4%	5.4%	5.7%
Ratio of market value of equity (MVE) to par value of capital stock (5)	176%	167%	167%

Income Statement Highlights
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended			For the Nine Months Ended
	9/30/2025	6/30/2025	9/30/2024	9/30/2025	9/30/2024

Total interest income	$879,083	$874,304	$911,873	$2,614,178	$2,736,507
Total interest expense	777,981	776,269	822,086	2,322,252	2,428,623
Net interest income	101,102	98,035	89,787	291,926	307,884
Net interest income after provision for credit losses	100,910	97,827	89,791	291,526	307,688
Other income	4,543	2,223	5,483	10,668	11,303
Operating expense	21,301	21,727	19,652	63,506	58,648
Federal Housing Finance Agency and Office of Finance	2,794	2,696	2,366	8,279	6,952
AHP voluntary contribution	681	2,238	507	7,353	1,852
Discretionary housing and community investment programs (1)	6,125	20,142	4,567	31,084	16,673
Other expense	1,156	1,063	1,093	3,059	3,278
AHP assessment	7,348	5,226	6,720	18,916	23,193
Net income	$66,048	$46,958	$60,369	$169,997	$208,395

Performance Ratios: (6)
Return on average assets	0.34%	0.24%	0.34%	0.29%	0.40%
Return on average equity (7)	6.77%	4.84%	6.57%	5.83%	7.74%
Net interest spread	0.27%	0.25%	0.19%	0.25%	0.25%
Net interest margin	0.52%	0.51%	0.52%	0.51%	0.60%

(1)    We have certain discretionary subsidized advance and grant programs, including our Jobs for New England, Housing Our Workforce, Lift Up Homeownership, CDFI Advance, and permanent rate buydown programs. For additional information see Item 1 — Business — Targeted Housing and Community Investment Programs in the Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 14, 2025 (the 2024 Annual Report).
(2)    The Bank's capital plan and a joint capital enhancement agreement among all Federal Home Loan Banks require the Bank to allocate a certain amount, generally not less than 20% of each of quarterly net income and adjustments to prior net income, to a restricted retained earnings account until a total required allocation is met. Amounts in the restricted retained earnings account are unavailable to be paid as dividends, which may be paid from current net income and unrestricted retained earnings. For additional information, see Item 5 — Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities in the 2024 Annual Report.
(3)    For additional information on the Bank's capital requirements, see Item 7 — Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Capital in the 2024 Annual Report.
(4)    Investments include available-for-sale securities, held-to-maturity securities, trading securities, interest-bearing deposits, securities purchased under agreements to resell, and federal funds sold.
(5)    MVE equals the difference between the theoretical market value of assets and the theoretical market value of liabilities, and the ratio of MVE to par value of Bank capital stock can be an indicator of future net income to the extent that it demonstrates the impact of prior interest-rate movements on the capacity of the current balance sheet to generate net interest income. However, this ratio does not always provide an accurate indication of future net income. Accordingly, investors should not place undue reliance on this ratio and are encouraged to read the Bank's discussion of MVE, including discussion of the limitations of MVE as a metric, in Item 7A — Quantitative and Qualitative Disclosures About Market Risk — Measurement of Market and Interest Rate Risk in the 2024 Annual Report.
(6)    Yields for quarterly periods are annualized.
(7)    Return on average equity is net income divided by the total of the average daily balance of outstanding Class B capital stock, accumulated other comprehensive loss, and total retained earnings.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release, including the unaudited balance sheet highlights and income statement highlights, uses forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, which include statements with respect to the Bank’s plans, objectives, projections, estimates, or predictions. These statements are based on the Bank's expectations as of the date hereof. The words “preliminary,” "expectations," “anticipates,” “will,” and similar statements and their plural and negative forms are used in this notification to identify some, but not all, of such forward-looking statements. For example, statements about future declarations of dividends and expectations for advances balances, mortgage-loan investments, and net income are forward-looking statements, among other forward-looking statements herein.

The Bank cautions that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, the application of accounting standards relating to, among other things, the amortization and accretion of premiums and discounts on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; the allowance for credit losses on investment securities and mortgage loans; instability in the credit and debt markets; economic conditions (including the United States’ credit rating and its effect on the Bank); changes in demand for advances or consolidated obligations of the Bank or the Federal Home Loan Bank system; changes and volatility of such changes in interest rates, market prices, and indices; the Bank's ability to execute its business model and pay future dividends; and prepayment speeds on mortgage assets. In addition, the Bank reserves the right to change its plans for any programs for any reason, including but not limited to, legislative or regulatory changes, changes in membership, or changes at the discretion of the board of directors. Accordingly, the Bank cautions that actual results could differ materially from those expressed or implied in these forward-looking statements or could impact the extent to which a particular plan, objective, projection, estimate or prediction is realized, and you are cautioned not to place undue reliance on such statements. The Bank does not undertake to update any forward-looking statement herein or that may be made from time to time on behalf of the Bank.

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